Exhibit 99.1
For further information, contact:
Ashley M. Ammon
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM CORPORATION REPORTS RECEIPT
OF NONCOMPLIANCE NOTICE FROM NASDAQ
Portland, Oregon: November 22, 2006 — TRM Corporation (NASDAQ: TRMM) announced today that, on November 16, 2006, it received a Nasdaq Staff Determination notice that, due to the Company’s delayed filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, the Company was no longer in compliance with Marketplace Rule 4310(c)(14). As a result, the Company’s common stock is subject to possible delisting from The NASDAQ Global Market at the opening of business on November 28, 2006. In accordance with the procedures of The Nasdaq Stock Market, the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal its possible delisting. The Company’s appeal to the Panel will automatically stay the delisting of its common stock pending the Panel’s review and determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.
As previously disclosed, the Company was not able to timely file its Form 10-Q because it had determined that its goodwill and certain other long-lived assets are impaired, and the Company is still in the process of gathering information necessary to its analysis for purposes of determining the amount of that impairment, which the Company expects to be significant. The Company intends to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006 as soon as practicable after the Company’s analysis is completed.
About TRM
TRM Corporation is a global consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base is widespread, with retailers throughout the United States and an extensive network of ATM and copier units worldwide. TRM has the second largest non-bank ATM network in the United States and the United Kingdom, as well as ATM locations throughout Canada, Northern Ireland and Germany.
FORWARD-LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as our ability to complete the analysis of the impairment in a timely manner and our ability to successfully appeal the Nasdaq Staff’s delisting determination. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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